Filed Pursuant to Rule 424(b)(2)
Registration No. 333-286249

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 31, 2025)

$4,200,000,000

PAYCHEX, INC.

$1,500,000,000 5.100% Notes due 2030

$1,500,000,000 5.350% Notes due 2032

$1,200,000,000 5.600% Notes due 2035

Paychex, Inc. (“we” or “us”) is offering $1,500,000,000 of our 5.100% notes due 2030 (the “2030 notes”), $1,500,000,000 of our 5.350% notes due 2032 (the “2032 notes”) and $1,200,000,000 of our 5.600% notes due 2035 (the “2035 notes” and, together with the 2030 notes and the 2032 notes, the “notes”).

We will pay interest on the notes semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2025. The 2030 notes will mature on April 15, 2030, the 2032 notes will mature on April 15, 2032 and the 2035 notes will mature on April 15, 2035.

We may redeem the notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes—Optional Redemption.” Upon a Change of Control Repurchase Event, we may be required to make an offer to repurchase all outstanding notes as described under “Description of Notes—Change of Control Repurchase Event.”

On January 7, 2025, we entered into a definitive agreement to acquire Paycor HCM, Inc. (“Paycor”), a leading provider of human capital management, payroll and talent software (the “Acquisition”). We intend to use the net proceeds from this offering to fund the Acquisition, including the payment of related fees and expenses, with any remaining net proceeds for general corporate purposes. See “Use of Proceeds.” The Acquisition is expected to close in April 2025, subject to customary closing conditions. The closing of this offering is not conditioned upon the consummation of the Acquisition.

If (i) the Acquisition is not consummated on or prior to the later of (x) October 7, 2025 or (y) the date that is five business days after any later date to which the parties to the Merger Agreement (as defined herein) may agree to extend the “End Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) we notify the Trustee (as defined herein), in writing, that we will not pursue the consummation of the Acquisition, we will be required to redeem the notes of each series then outstanding at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured obligations from time to time outstanding. The notes will be issued only in registered book-entry form and in denominations of $2,000 and integral multiples of $1,000 thereafter. The notes will not be listed on any securities exchange. Currently, there is no public market for any series of the notes.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
	Per Note	Total	Per Note	Total	Per Note	Total
5.100% Notes due 2030	99.720%	$1,495,800,000	0.600%	$9,000,000	99.120%	$1,486,800,000
5.350% Notes due 2032	99.607%	$1,494,105,000	0.625%	$9,375,000	98.982%	$1,484,730,000
5.600% Notes due 2035	99.251%	$1,191,012,000	0.650%	$7,800,000	98.601%	$1,183,212,000

Total	—	$4,180,917,000	—	$26,175,000	—	$4,154,742,000

(1)	Plus accrued interest, if any, from April 10, 2025.

The notes will be ready for delivery in book-entry form, only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about April 10, 2025, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Joint Book-Running Managers

J.P. Morgan	BofA Securities
PNC Capital Markets LLC	Wells Fargo Securities

Co-Managers

BMO Capital Markets	Truist Securities	Fifth Third Securities
KeyBanc Capital Markets	Mizuho	M&T Securities
TD Securities

The date of this prospectus supplement is April 8, 2025.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are each part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may from time to time offer and sell to the public any or all of the debt securities described in the registration statement in one or more offerings. This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of the notes we are offering and other matters relating to us. The second part, which is the accompanying prospectus, gives more general information about the various securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement. Generally when we refer to the “prospectus supplement,” we are referring to both parts combined. This prospectus supplement may add to, update or change the information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus or any such free writing prospectus is delivered or the notes offered hereby are sold on a later date. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates. Information that we file with the SEC subsequent to the date on the cover of this prospectus supplement, and prior to the completion of the offering of the notes, will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus or any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus or any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Paychex” are to Paychex, Inc. and its wholly-owned subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically. We maintain an internet site at https://investor.paychex.com where information about us, including SEC filings, is also available free of charge. However, the information on, or accessible through, our internet site is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus. Reference to our internet site is made as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the notes that are part of this offering have been sold or this offering has been terminated; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules (including Items 2.02 and 7.01 of Form 8-K):

1. Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on July 11, 2024;

2. The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended May 31, 2024 from our definitive proxy statement on Schedule 14A, filed with the SEC on August 30, 2024, for our 2024 annual meeting of stockholders;

3. Our Quarterly Reports on Form 10-Q for the quarter ended August 31, 2024, filed with the SEC October 1, 2024, for the quarter ended November 30, 2024, filed with the SEC December 19, 2024, and for the quarter ended February 28, 2025, filed with the SEC March 26, 2025;

4. Our Current Reports on Form 8-K filed with the SEC on June  17, 2024, October  11, 2024, January  7, 2025, February  27, 2025 and April 8, 2025;

5. The section captioned “Part II—Item 8. Financial Statements and Supplementary Data” included in the Annual Report on Form 10-K of Paycor HCM, Inc. for the fiscal year ended June 30, 2024, filed with the SEC on August 22, 2024; and

6. The section captioned “Part I—Item 1. Financial Statements” included in the Quarterly Reports on Form 10-Q of Paycor HCM, Inc. for the quarter ended September  30, 2024, filed with the SEC on November 7, 2024, and for the quarter ended December 31, 2024, filed with the SEC on February 6, 2025.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing to us at the following address:

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attn: Corporate Secretary

Telephone: (585) 385-6666

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “outlook,” “will,” “guidance,” “projections,” “strategy,” “mission,” “anticipate,” “believe,” “can,” “could,” “design,” “look forward,” “may,” “possible,” “potential,” “should,” and other similar words or phrases. Forward-looking statements include, without limitation, all matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, and similar projections, and the pending acquisition of Paycor.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict, many of which are outside our control. Our actual performance and outcomes, including without limitation, our actual results and financial condition, may differ materially from those indicated in or suggested by the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;

•	software defects, undetected errors, and development delays for our solutions;

•	the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks and data loss and business interruptions;

•	the possibility of failure of our business continuity plan during a catastrophic event;

•	the failure of third-party service providers to perform their functions;

•	the possibility that we may be exposed to additional risks related to our co-employment relationship with our professional employer organization (“PEO”) business;

•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;

•	risks related to acquisitions and the integration of the businesses we acquire, including risks related to the acquisition and integration of Paycor;

•	our clients’ failure to reimburse us for payments made by us on their behalf;

•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;

•	our failure to comply with covenants in our debt agreements;

•	changes in governmental regulations, laws, and policies;

•	our ability to comply with U.S. and foreign laws and regulations;

•	our compliance with data privacy and artificial intelligence laws and regulations;

•	our failure to protect our intellectual property rights;

•	potential outcomes related to pending or future litigation matters;

S-iv

•	the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;

•	volatility in the political and economic environment, including inflation and interest rate changes;

•	our ability to attract and retain qualified people;

•	the possible effects of negative publicity on our reputation and the value of our brand;

•	the risk that the Acquisition may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; and

•

potential litigation relating to the Acquisition that could be instituted against the parties to the Merger Agreement or their respective directors or officers, including the effects of any outcomes related thereto.

Any of these factors, as well as other factors discussed in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K (“Form 10-K”) incorporated herein by reference, and in our periodic filings with the Securities and Exchange Commission (the “SEC”), could cause our actual results to differ materially from our anticipated results. The information provided in this prospectus supplement is based upon the facts and circumstances known as of the date of this report, and any forward-looking statements made by us in this prospectus supplement speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of filing this prospectus supplement with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

S-v

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus, prior to making your investment decision.

Paychex

We are an industry-leading human capital management (“HCM”) company delivering a full suite of technology and advisory services in human resources (“HR”), employee benefit solutions, insurance and payroll processing for small- to medium-sized businesses and their employees across the U.S. and parts of Europe.

For any organization, a key function is effective HCM, which requires both resources and expertise. Organizations are faced with continuous evolution in employer-employee relations including: an increasing number and complexity of federal, state, and local regulations; changing workforce dynamics; and challenges attracting and retaining talent. The workplace is rapidly changing as employees increasingly become mobile, work remotely, and expect a user experience similar to consumer-oriented applications. We specialize in helping small- to medium-sized businesses who do not have the resources or expertise to adapt to the constantly evolving environment.

Paychex offers a full range of integrated HCM solutions from hire to retire for businesses and their employees that allows us to customize our offering to the client’s business, whether it is small or large, simple or complex. We believe that we have the breadth of solutions to cover the spectrum of the employee life cycle, but we also allow integrations with popular HR, accounting, point-of-sale, and productivity applications.

The key features of our solutions are:

•	Comprehensive cloud-based platform optimized to meet the HR and payroll needs of small- and medium-sized organizations;

•	Expertise in HR and payroll with our technology backed by approximately 250 compliance experts and over 650 HR business professionals;

•	Streamlined workforce management that combines technology with flexible, tech-enabled support options;

•	Modern, mobile, and intuitive user experience with self-service capabilities;

•	Scalable and customizable platform that allows clients the ability to add services as they grow;

•	Software as a service, or “SaaS”, delivery model that reduces total cost of ownership for our clients; and

•	Advanced data analytics and artificial intelligence capabilities powered by large data sets.

We market our solutions through a combination of direct and virtual sales forces and ecommerce solutions supported by various digital lead generation and multi-channel marketing initiatives. Over 50% of our revenues are from solutions other than payroll processing.

We were incorporated in Delaware in 1979. Our principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625-2396 and our principal website address is www.paychex.com. Information on or accessible through our website is not incorporated into this prospectus supplement.

Proposed Acquisition of Paycor

On January 7, 2025, Paychex, Inc., Skyline Merger Sub., Inc., a Delaware corporation and an indirect wholly owned subsidiary of Paychex, and Paycor entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Paycor (the “Acquisition”), a leading provider of HCM, payroll and talent software. The closing of the Acquisition is subject to certain customary closing conditions. Subject to satisfaction of the closing conditions, the Acquisition is expected to close in April 2025.

We expect to use the net proceeds from this offering to fund the Acquisition, including the payment of related fees and expenses, with any remaining net proceeds for general corporate purposes. The closing of this offering is not conditioned upon the consummation of the Acquisition. See “Use of Proceeds.”

The Offering

The following description of certain provisions of the notes offered hereby is not complete, does not contain all the information that is important to you and is subject to, and qualified in its entirety by reference to, the information appearing in this prospectus supplement under the caption “Description of Notes” and in the accompanying prospectus under the caption “Description of Debt Securities.”

Issuer	Paychex, Inc.

Securities Offered	$1,500,000,000 aggregate principal amount of 5.100% notes due 2030

$1,500,000,000 aggregate principal amount of 5.350% notes due 2032

$1,200,000,000 aggregate principal amount of 5.600% notes due 2035

Maturity	2030 notes — April 15, 2030

2032 notes — April 15, 2032

2035 notes — April 15, 2035

Interest Rates	2030 notes — 5.100% per annum

2032 notes — 5.350% per annum

2035 notes — 5.600% per annum

Interest Payment Dates	Interest will be paid on the notes on April 15 and October 15 of each year, beginning on October 15, 2025.

Use of Proceeds	We expect to use the net proceeds from this offering to fund the Acquisition, including the payment of related fees and expenses, with any remaining net proceeds for general corporate purposes. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

Optional Redemption	We may redeem the notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

Special Mandatory Redemption	If (i) the Acquisition is not consummated on or prior to the later of (x) October 7, 2025 or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “End Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) we notify the Trustee, in writing, that we will not pursue the consummation of the Acquisition, we will be required to redeem the notes of each series then outstanding at a redemption price equal to 101% of the principal amount of such series of notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

Change of Control Repurchase Event	Upon the occurrence of both (1) a change of control of us and (2) a downgrade of the notes below an investment grade rating by each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. within a specified period, unless we have previously exercised our optional redemption right with respect to a series of notes in whole, we will be required to offer to repurchase each series of notes at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of Notes—Change of Control Repurchase Event” in this prospectus supplement.

Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The indenture includes certain covenants, including limitations on our ability to:

•	create liens on our assets;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants” in this prospectus supplement and in the indenture.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations from time to time outstanding. The notes will be effectively subordinated in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to any indebtedness and other liabilities of our subsidiaries. See “Description of Notes—Ranking” in this prospectus supplement.

U.S. Federal Income Tax Considerations	See “U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax considerations applicable to the ownership and disposition of notes in light of your particular circumstances and any tax considerations applicable under the laws of any state, local, foreign or other taxing jurisdiction.

Additional Issues	We may create and issue additional notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as one or more series of the notes so that such additional notes shall be consolidated and form a single series with the notes of the corresponding series; provided that if such notes are not fungible with the notes of the applicable series of the notes offered hereby for U.S. federal income tax purposes, such additional notes shall have one or more separate CUSIP numbers or no CUSIP number.

Listing	The notes are new issues of securities with no established trading market. The notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system. See “Risk Factors—Active trading markets for the notes may not develop” in this prospectus supplement.

Denominations	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

DTC Eligibility	The notes of each series will initially be issued fully registered in book-entry form and will be represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as the nominee of DTC. See “Description of Notes—Book Entry System” in this prospectus supplement.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture governing the notes and each series of notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks related to the notes set forth below, as well as the risk factors related to our business and operations described in Part I, Item 1A of our most recent Annual Report on Form 10-K under the heading “Risk Factors,” which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not obligors under the notes.

A significant portion of our operations are conducted through our subsidiaries. None of our subsidiaries will be obligors under the notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to benefit from our receipt of those assets, will be subject to the claims of such subsidiary’s creditors. Accordingly, the notes are structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. As of February 28, 2025, our subsidiaries had approximately $7.1 billion of liabilities, including trade payables and client fund obligations but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be structurally subordinated to any security interests in or other liens on the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims.

In addition, we derive a significant portion of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we or our subsidiaries currently have or that we may incur.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur in the future to the extent of the value of the assets securing such debt. As of the date of this prospectus supplement, we and our subsidiaries have no secured indebtedness outstanding.

In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our or our subsidiaries’ secured debt, if any, may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We and our subsidiaries may still incur substantially more debt or take other actions which would intensify the risks discussed herein.

We and our subsidiaries may incur substantial additional debt in the future, subject to the restrictions contained in our future debt instruments, if any, some of which may be secured debt. After giving effect to this offering and the use of the net proceeds to fund the Acquisition, including the payment of related fees and expenses, we would have had $5,017.6 million of consolidated indebtedness outstanding as of February 28, 2025. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, including secured debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Our debt obligations expose us to risks that could adversely affect our business, operating results or financial condition, and could prevent us from fulfilling our obligations under such indebtedness. In addition, we may be able to incur substantial additional debt in the future.

We have, and after this offering will continue to have, significant outstanding indebtedness, as well as the ability to access additional borrowings under our credit facilities. As of February 28, 2025, we had $800.0 million of long-term debt outstanding and unused commitments of $1,982.4 million under our revolving credit facilities.

Subject to the limits contained in the credit agreements governing our revolving credit facilities and the indenture that will govern the notes, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify.

Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•

requiring a substantial portion of our cash flows (including U.S. cash) to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes and potentially requiring repatriation of cash from outside the U.S.;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	increasing our vulnerability to adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors and competitors that have greater access to capital resources;

•	limiting our interest deductions for U.S. federal income tax purposes; and

•	increasing our cost of borrowing.

In addition, if we incur any additional indebtedness that ranks equally with the notes, then subject to any collateral arrangements we may enter into, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The indenture governing the notes only provides limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

The indenture governing the notes contains only limited protections for holders of the notes. The indenture does not contain financial covenants or restrictions on debt incurrence by us or our subsidiaries. In addition, the covenants in the indenture restricting our ability to create liens on our assets, enter into sale and leaseback transactions and merge or consolidate with another entity are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants” in this prospectus supplement, under “Description of Notes—Consolidation, Merger or Sale” in the accompanying prospectus and in the indenture.

An increase in market interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest generally decline in market value. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of the notes may decline. We cannot predict the future level of market interest rates.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, but not limited to, the ratings on our debt securities assigned by rating agencies, the time remaining until maturity of the notes, our results of operations, financial condition and prospects and the condition of the financial markets. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

Our credit ratings may not reflect all risks of your investments in the notes and may be revised or withdrawn.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

These credit ratings may not reflect the potential impact of risks relating to the structure, marketing or other factors related to the value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, are limited in scope and do not address all material risks relating to our investments in the security.

There can be no assurance that such ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and possibly increase our corporate borrowing costs.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable investment at an effective interest rate as high as that of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

If we redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on such notes and may not be able to reinvest the amount received upon such special mandatory redemption in a comparable investment at an effective interest rate as high as that of the notes. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of such notes may not reflect the financial results of our business or macroeconomic factors.

You will have no rights under the special mandatory redemption provisions if the Acquisition is consummated on or prior to the dates described under “Description of Notes—Special Mandatory Redemption,” nor will you have any right to require us to redeem your notes if, between the closing of this offering and the consummation of the Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement or the Acquisition change, including in material respects. In addition, there is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes, and you will therefore be subject to the risk that we may be unable to finance the special mandatory redemption if it is triggered. See “Description of Notes—Special Mandatory Redemption” in this prospectus supplement.

The Change of Control Repurchase Event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of Notes—Change of Control Repurchase Event,” upon the occurrence of a Change of Control Repurchase Event (as defined in the “Description of Notes”), unless we have previously exercised our optional redemption right with respect to a series of notes in whole, we will be required to offer to repurchase each series of notes at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, the definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as certain acquisitions, recapitalizations or “going private” transactions) that could negatively impact the value of your notes. For a Change of Control Repurchase Event to occur, there must be both a Change of Control and a ratings downgrade to below investment grade by each of the Rating Agencies. As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies.

You may not be able to determine when a Change of Control has occurred.

As described under “Description of Notes—Change of Control Repurchase Event,” the definition of Change of Control, which is a condition precedent to a Change of Control Repurchase Event, includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. See “Description of Notes—Change of Control Repurchase Event” in this prospectus supplement.

We may not be able to repurchase all of the notes upon a Change of Control Repurchase Event, which may result in a default under the notes and other indebtedness.

Unless we have previously exercised our optional redemption right with respect to a series of notes in whole, we will be required to offer to repurchase each series of notes upon the occurrence of a Change of Control Repurchase Event. However, we may not have sufficient funds to repurchase the notes in cash if and when required to do so. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of any other indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. The failure to make such repurchase would result in a default under the notes and could cause a cross-default or acceleration under certain agreements governing our other indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4,145.1 million after deducting the underwriting discounts and our estimated offering expenses.

We expect to use the net proceeds from this offering to fund the Acquisition, including the payment of related fees and expenses, with any remaining net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 28, 2025, on an actual basis and an as adjusted basis to reflect the issuance and sale of the notes.

You should read this table in conjunction with our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2025, and our historical financial statements and notes to those financial statements, in each case that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of February 28, 2025
	Actual	As Adjusted
	(unaudited, in millions)
Cash and cash equivalents	$1,563.8	$5,708.9

Debt:
Revolving credit facilities(1)
2029 credit facility with JPMorgan Chase Bank, N.A.	$—	$—
2026 credit facility with JPMorgan Chase Bank, N.A.	—	—
2026 credit facility with PNC Bank, National Association	17.6	17.6
Series A, 4.07% Senior Notes due 2026	400.0	400.0
Series B, 4.25% Senior Notes due 2029	400.0	400.0
Notes offered hereby
2030 notes	—	1,500.0
2032 notes	—	1,500.0
2035 notes	—	1,200.0

Total debt	$817.6	$5,017.6

Total stockholders’ equity	$4,116.6	$4,116.6

Total capitalization	$4,934.2	$9,134.2

(1)

As of February 28, 2025, $1,000.0 million, $750.0 million and $232.4 million was available to be borrowed under the 2029 credit facility with JPMorgan Chase Bank, N.A., the 2026 credit facility with JPMorgan Chase Bank, N.A. and the 2026 credit facility with PNC Bank, National Association, respectively.

DESCRIPTION OF NOTES

The following statements relating to the notes and the indenture (the “Indenture”) to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee, are summaries of certain provisions thereof and are subject to, and qualified in their entirety by reference to, the detailed provisions of the form of each series of notes, the Indenture (including provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended) and the supplemental indenture establishing the final terms of such series of notes. Certain provisions of the Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Indenture in both this prospectus supplement and the accompanying prospectus.

This description of the notes being offered hereby supplements and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the Indenture in the accompanying prospectus.

For purposes of this description, references to the “Company,” “Paychex,” “we,” “our” and “us” refer only to Paychex, Inc. and not to its subsidiaries.

General

The 2030 notes, the 2032 notes and the 2035 notes will each be issued as a separate series of debt securities under the Indenture.

We will issue the notes in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 thereafter. We do not intend to apply for the listing of the notes on a national securities exchange or for quotation of the notes on any automated dealer quotation system.

We may, without the consent of any holders of the notes, create and issue additional notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as one or more series of the notes. The additional notes will form a single series with the outstanding notes of the corresponding series; provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers or no CUSIP number. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

A “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the City of New York are authorized or obligated by law or executive order to be closed.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations from time to time outstanding. The notes will be effectively subordinated in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to any indebtedness and other liabilities of our subsidiaries.

None of our subsidiaries will guarantee the notes. Accordingly, claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. As of February 28, 2025, our subsidiaries had approximately $7.1 billion of liabilities, including trade payables and amounts due to customers but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP.

After giving effect to this offering and the use of the net proceeds to fund the Acquisition, including the payment of related fees and expenses, we would have had $5,017.6 million of consolidated indebtedness outstanding as of February 28, 2025.

Maturity and Interest

The 2030 notes will mature on April 15, 2030, the 2032 notes will mature on April 15, 2032 and the 2035 notes will mature on April 15, 2035. The 2030 notes will bear interest at 5.100% per annum, the 2032 notes will bear interest at 5.350% per annum and the 2035 notes will bear interest at 5.600% per annum. We will pay interest on the notes semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2025, to the persons in whose name the notes are registered at the close of business on the immediately preceding April 1 or October 1 (whether or not such record date is a business day). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If an interest payment date or maturity date for the notes falls on a day that is not a business day, we will make the payment on the next business day and no additional interest shall accrue as a result of the delay in payment.

Special Mandatory Redemption

If (i) the Acquisition is not consummated on or prior to the later of (x) October 7, 2025 or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “End Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) the Company notifies the Trustee, in writing, that it will not pursue the consummation of the Acquisition (each, a “Special Mandatory Redemption Event”), we will be obligated to redeem all of the 2030 notes, the 2032 notes and the 2035 notes on the Special Mandatory Redemption Date (as defined below) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the applicable series of notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (and in any event not more than five business days following such Special Mandatory Redemption Event) deliver written notice to the Trustee of the Special Mandatory Redemption and the date upon which the notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no earlier than the fifth business day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of the notes to be redeemed. The Trustee will then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Special Mandatory Redemption to each registered holder of the notes to be redeemed. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

Upon the occurrence of the consummation of the Acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply. There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the notes.

Optional Redemption

Prior to the Applicable Par Call Date, we may redeem any series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 20 basis points with respect to the 2030 notes, 25 basis points with respect to the 2032 notes and 25 basis points with respect to the 2035 notes, less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

In addition, on or after the Applicable Par Call Date, we may redeem any series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of notes, plus accrued and unpaid interest to, but not including, the redemption date.

“Applicable Par Call Date” means (1) with respect to the 2030 notes, March 15, 2030 (one month prior to the maturity date of the 2030 notes), (2) with respect to the 2032 notes, February 15, 2032 (two months prior to the maturity date of the 2032 notes) and (3) with respect to the 2035 notes, January 15, 2035 (three months prior to the maturity date of the 2035 notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life - and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date. If there is no United States Treasury security maturing on the Applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate the redemption price.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed, except that redemption notices may be delivered more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the notes or a satisfaction and discharge of the Indenture as described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

In the case of a partial redemption, selection of the notes for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to DTC’s applicable procedures, the Company shall provide written notice to the trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes of a series in whole as described above, we will be required to make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will send a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail (or, in the case of notes held in book-entry form, transmit electronically) to each holder of notes properly tendered the repurchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us as set forth in the Indenture and the third party repurchases all notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us as set forth in the Indenture. In addition, we will not be required to, and we will not, make an offer to repurchase any series of notes upon a Change of Control Repurchase Event if there has occurred and is continuing on the Change of Control Payment Date an event of default with respect to the notes of such series.

If, with respect to a series of the notes, holders of not less than 90% in aggregate principal amount of the notes of such series then outstanding validly tender and do not withdraw such notes in an offer to repurchase the notes upon a Change of Control Repurchase Event and we, or any third party making such an offer in lieu of us as described above, purchase all of such notes properly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided, that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the notes upon a Change of Control Repurchase Event described above) to redeem all notes of such series that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the Second Change of Control Payment Date.

Set forth below are certain definitions related to the Change of Control Repurchase Event:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares or voting power of our voting stock; (3) the adoption of a plan by our board of directors relating to our liquidation or dissolution; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) we become a wholly owned subsidiary of another person and (b) immediately following that transaction, a majority of voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportions as immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either of S&P or Moody’s ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for S&P or Moody’s, or one or both, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Limitation on Liens

We will not, and will not permit any of our domestic wholly owned subsidiaries to, create or assume any mortgage, pledge, security interest, lien, charge or encumbrance of any kind (each, a “Lien”) on (a) any Principal Property or (b) any capital stock of any of our domestic wholly owned subsidiaries (together, “Property”), whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the notes shall be secured by a Lien ranking equal to and ratably with (or, at our option, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien, except:

(1)

Liens existing on the date of the initial issuance of the notes (other than any additional notes) or that we or any of our domestic wholly owned subsidiaries have agreed to pursuant to the terms of agreements existing on the date of the initial issuance of the notes (other than any additional notes);

(2)	Liens created or incurred after the date of the initial issuance of the notes (other than any additional notes) created in favor of the holders of the notes;

(3)	Liens in favor of us or one of our subsidiaries;

(4)

(a) Liens given to secure (or to secure Indebtedness incurred or guaranteed by us or any of our domestic wholly owned subsidiaries for the purpose of financing) the payment of all or any portion of the purchase price for the acquisition (including acquisition through merger or consolidation or the acquisition of a Person directly or indirectly owning such property) of any Property, including capital lease or purchase money transactions in connection with any such acquisition, or all or any portion of the cost of refurbishment, improvement, expansion, renovation, development or construction of any Property; provided that with respect to this clause (a), the Liens shall be given prior to, at the time of or within 24 months after such acquisition, or completion of such refurbishment, improvement, expansion, renovation, development or construction, or the full operation of such Property, whichever is latest, and shall attach solely to such Property (including any refurbishments, improvements, expansions, renovations, development or construction thereof or then or thereafter placed thereon) and any proceeds thereof; and (b) Liens existing on all or any portion of any Property at the time of acquisition thereof (including acquisition through merger or consolidation or the acquisition of a Person then directly or indirectly owning such property) whether or not such existing Liens were given to secure (or to secure Indebtedness incurred or guaranteed by us or any of our domestic wholly owned subsidiaries for the purpose of financing) the payment of the purchase price of such Property;

(5)

Liens on any Property in favor of the United States of America or any state thereof, or in favor of any other country, or any political subdivision, department, agency or instrumentality thereof to secure progress or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed for the purpose of financing all or any portion of the cost of acquiring, refurbishing, improving, expanding, renovating, developing or constructing such Property, including Liens incurred in connection with pollution control, industrial revenue or similar financing;

(6)

certain statutory or legislative Liens or other similar Liens (including pledges, deposits, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law) arising in the ordinary course of our or any of our domestic wholly owned subsidiaries’ business, or certain Liens arising out of government contracts;

(7)

Liens in connection with legal proceedings, including certain Liens arising out of judgments or awards, in each case so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(8)

Liens for certain taxes or assessments, landlord’s Liens and Liens and charges, in each case (a) not yet due or payable or subject to penalties for non-payment or which we are contesting in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (b) incidental to the conduct of the business or the ownership of our assets or those of a domestic wholly owned subsidiary;

(9)	Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis;

(10)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(11)

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of our business;

(12)

Liens securing obligations arising under or related to (a) the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business (each such transaction, a “Settlement”) and (b) any payment or reimbursement obligation in respect of the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement (including, for the avoidance of doubt, any agreement with a bank or financial institution providing for short term financing for the purpose of funding any Settlement);

(13)	Liens securing securitized indebtedness and receivables factoring, discounting, facilities or securitizations; and

(14)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced.

Notwithstanding the foregoing, we or any of our domestic wholly owned subsidiaries may, without equally and ratably securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently, Aggregate Debt does not exceed the greater of (1) 15% of our Consolidated Net Worth on a consolidated basis calculated as of the date of the creation or incurrence of the Lien and (2) $620.0 million.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our domestic wholly owned subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)

such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes) or any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the sale and leaseback transaction extended, renewed, refinanced, replaced, amended or modified;

(2)	such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Principal Property by one of our wholly owned subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiary within a period of not more than three years);

(4)

we would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the first paragraph of the “—Limitation on Liens” covenant described above; or

(5)

we or any of our domestic wholly owned subsidiaries applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in our business (including the purchase or development of other Principal Property) or to the retirement of Indebtedness that is pari passu with the notes (including the notes) or Indebtedness of one or more of our subsidiaries within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness or Indebtedness of our subsidiary, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our domestic wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto Aggregate Debt does not exceed the greater of (1) 15% of our Consolidated Net Worth on a consolidated basis calculated as of the relevant date of determination and (2) $620.0 million.

Certain Definitions

Set forth below are certain definitions related to the covenants discussed above:

“Aggregate Debt” means the sum of the following, as of the date of determination: (1) the aggregate principal amount of our and our domestic wholly owned subsidiaries’ Indebtedness incurred after the date of initial issuance of the notes offered hereby and secured by Liens not permitted by the first paragraph under “—Limitation on Liens” above and (2) our and our domestic wholly owned subsidiaries’ Attributable Debt in respect of sale and leaseback transactions entered into after the date of initial issuance of the notes offered hereby pursuant to the second paragraph of “—Limitation on Sale and Leaseback Transactions” above.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by our board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Worth” means, as of any date of determination, stockholder’s equity as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.

“Indebtedness” of any specified Person means, without duplication, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, (1) obligations in respect of hedging transactions and cash management obligations, (2) accrued payables and trade credit and (3) obligations in respect of taxes shall not be Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint- stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (1) our principal corporate offices located in Rochester, New York, or any replacement thereof, and (2) any single parcel of real property or any permanent improvement thereon owned by us or any of our domestic wholly owned subsidiaries having a book value, as of the date of determination, in excess of 3% of Consolidated Net Worth. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

Events of Default

In addition to the events of default described in the accompanying prospectus, the failure by us to repurchase notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant described under “Change of Control Repurchase Event” is an “event of default” under the indenture with respect to the notes.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee under the Indenture with respect to the notes of each series offered hereby.

Book-Entry System

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC, from time to time. Neither we, the trustee nor any of the underwriters takes any responsibility for these operations and procedures and we urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is a 100% owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by its principal users, which include banks, broker-dealers, mutual funds and other financial institutions.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC will act as securities depository for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). Upon issuance, all notes having the same original issue date, stated maturity and other terms will be represented by the same global security or securities. One fully registered global security will be issued for all such notes having the same original issue date, stated maturity and other terms and will be deposited with or on behalf of DTC. If, however, the aggregate principal amount of any notes with the same stated maturity and other terms exceeds $500,000,000, then one global security will be issued with respect to each $500,000,000 of principal amount, and an additional global security will be issued with respect to any remaining principal amount of such notes.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (“Beneficial Owner”) is in turn to be recorded on the records of direct participants and indirect participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a global security representing notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners.

To facilitate subsequent transfers, all global securities representing notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global securities representing the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture. Except as provided below, Beneficial Owners of a global security or securities will not be entitled to have notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form (except under the limited circumstances described below) and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect, from time to time.

If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities with the same stated maturity and other terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such global securities to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC mails an Omnibus Proxy as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, premium, if any, and/or interest, if any, on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from us or the trustee for such notes on the payable date in accordance with the respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, on any of the global securities representing book-entry notes to DTC is the responsibility of us and the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of direct participants and indirect participants.

A Beneficial Owner will give notice of any option to elect to have its notes repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes by causing the participant to transfer the participant’s interest in the global security or securities representing such notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such notes are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. If DTC is no longer willing or able to discharge properly its responsibilities as depositary with respect to the notes, we will use commercially reasonable efforts to locate a qualified successor. However, definitive notes will be issued in exchange for beneficial interests in global notes, registered in the names of persons other than DTC or its nominee, only if (i) DTC’s book-entry only system ceases to exist, (ii) we determine that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the notes and we are unable to locate a qualified successor, (iii) we, at our option, elect to issue definitive notes in lieu of the book-entry system through DTC with respect to all or a portion of such series of notes, (iv) required by law or (v) an Event of Default with respect to the notes has occurred and is continuing. In the event that definitive notes are to be issued as aforesaid, we will promptly execute, and the trustee or an authenticating agent, upon receipt of an order from us for the authentication and delivery of definitive notes, will authenticate and deliver definitive notes in an aggregate principal amount equal to the principal amount of the global securities in exchange for beneficial interests in such global securities in accordance with the instructions, if any, of DTC.

If we issue definitive notes in exchange for global securities as described in the preceding paragraph, such definitive notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and each such definitive note will have the same stated maturity and other terms as the global security for which it is exchanged.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.

Clearstream Luxembourg and Euroclear Systems

You may elect to hold interests in the notes through either DTC or Clearstream Banking S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V. or its successor, as operator of the Euroclear System (“Euroclear”) if you are a participant in those systems, or indirectly, through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests in notes on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ respective names on the books of DTC.

Clearstream Luxembourg has advised us that it was incorporated under the laws of Luxembourg. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream Luxembourg in many currencies, including United States dollars. Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier (Commission for the Supervision of the Financial Sector). Clearstream Luxembourg Participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary of Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in book-entry notes in DTC, and making or receiving payment through DTC in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in book-entry notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear

Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in book-entry notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

The information in this section concerning DTC, Euroclear and Clearstream Luxembourg has been obtained from sources that we believe to be reliable but neither we nor any underwriter takes any responsibility for the accuracy thereof.

Payment of Interest and Principal

As long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee will be considered the sole owner of the global securities for the purposes of receiving payments of interest and principal on such global securities. Payments of principal and any interest on notes in book-entry form represented by one or more global securities will be made by us in immediately available funds through the paying agent to DTC or its nominee, as the case may be, as the holder of the global security or global securities representing such notes in book-entry form.

We expect that DTC, upon receipt of any payment of principal or interest in respect of a global security, will credit, on the date principal or interest is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global security as shown on the records of DTC. We also expect that payments of principal and interest by the participants to the owners of beneficial interests in such global security held through such participants in the depositary service of DTC will be governed by standing instructions and customary practices and will be the responsibility of such participants. Our responsibility and liability in respect of notes represented by a global security is limited to making payment of any principal and interest due on such global security to DTC. The rules governing DTC provide that it acts as the agent and depositary for its participants. As a result, such participants must look solely to DTC and beneficial owners of notes must look solely to participants for the payment of the principal and interest on the notes paid by or on behalf of us to DTC.

If definitive notes are issued under the limited circumstances described above, we will make payments of principal and the redemption price, if any, thereof upon presentation of the definitive notes at the office of a paying agent for the notes. At our option, payments of interest on definitive notes, if issued, due on any interest payment date (other than on the maturity date or any redemption date) may be made by check mailed to the addresses of the persons entitled thereto as such addresses shall appear in the register of notes or by wire transfer of immediately available funds to the accounts of the holders of such definitive notes if appropriate wire transfer instructions have been received in writing by the paying agent not less than 15 days prior to the applicable interest payment date. Notwithstanding the foregoing, we will make payments of interest on any interest payment date (other than on the maturity date or any redemption date) to each registered holder of $5,000,000 or more in aggregate principal amount of definitive notes by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the paying agent not less than 15 days prior to the applicable interest payment date. Any wire transfer instructions received by the paying agent shall remain in effect until revoked by the applicable registered holder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that meet both of the following conditions:

•

they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all aspects of U.S. federal income taxes and does not deal with all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the notes;

•	persons holding notes as part of a hedge, “straddle” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations; or

•	persons subject to any alternative minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income or other federal tax laws (including estate and gift tax laws and the Medicare tax on investment income) to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potential Contingent Payment Debt Treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal (for example, in connection with certain change of control transactions, as described above in “Description of the Notes—Change of Control Repurchase Event,” or in connection with termination or certain delays of the

Acquisition, as described above in “Description of Notes—Special Mandatory Redemption”) may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the issue date, such contingencies (in the aggregate) are considered remote or incidental or if it is significantly more likely than not that none of such contingencies will occur. We intend to take the position that the notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to ‘‘contingent payment debt instruments’’ are not applicable. However, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and amount of a Holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income rather than capital gain. Our position regarding the applicability of the regulations relating to “contingent payment debt instruments” is binding on a holder unless the holder discloses in a proper manner to the IRS that it is taking a different position. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note that is a taxable disposition, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note, which will generally equal the cost of the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or who is (or may become while holding notes) a former citizen or resident of the United States. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal, interest and premium on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding, provided that, in the case of interest:

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•

the Non-U.S. Holder certifies on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through non-U.S. intermediaries.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will generally be subject to 30% U.S. federal withholding, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty and complies with any other applicable procedures. See the discussion below under “FATCA” regarding withholding on interest under the FATCA rules.

Sale, Exchange or Retirement of the Notes

A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will generally be treated as described above under ‘‘Payments on the Notes.’’ See the discussion below under ‘‘FATCA” regarding withholding under the FATCA rules on gross proceeds of the sale, exchange or retirement of the notes.

Non-U.S. Holder Engaged in a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the Non-U.S. Holder’s conduct of this trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will generally be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA

Provisions in the code and the U.S. Treasury Regulations promulgated thereunder, commonly referred to as ‘‘FATCA,’’ generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the united states and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes and to payments of gross proceeds of the sale, exchange or retirement of the notes. However, under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Non-U.S. Holders, and U.S. Holders holding notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING

We and the several underwriters named in the table below, for whom J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2030 notes	Principal Amount of 2032 notes	Principal Amount of 2035 notes
J.P. Morgan Securities LLC.	$750,000,000	$750,000,000	$600,000,000
BofA Securities, Inc.	225,000,000	225,000,000	180,000,000
PNC Capital Markets LLC	165,000,000	165,000,000	132,000,000
Wells Fargo Securities, LLC	90,000,000	90,000,000	72,000,000
BMO Capital Markets Corp.	60,000,000	60,000,000	48,000,000
Truist Securities, Inc.	60,000,000	60,000,000	48,000,000
Fifth Third Securities, Inc.	30,000,000	30,000,000	24,000,000
KeyBanc Capital Markets Inc.	30,000,000	30,000,000	24,000,000
Mizuho Securities USA LLC	30,000,000	30,000,000	24,000,000
M&T Securities, Inc.	30,000,000	30,000,000	24,000,000
TD Securities (USA) LLC	30,000,000	30,000,000	24,000,000

Total	$1,500,000,000	$1,500,000,000	$1,200,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their legal counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially may offer the 2030 notes to certain dealers at a price that represents a concession not in excess of 0.350% of the principal amount of the 2030 notes, the 2032 notes to certain dealers at a price that represents a concession not in excess of 0.375% of the principal amount of the 2032 notes and the 2035 notes to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the 2035 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the 2030 notes, 0.250% of the principal amount of the 2032 notes and 0.250% of the principal amount of the 2035 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid By Us
Per 2030 note	0.600%
Per 2032 note	0.625%
Per 2035 note	0.650%

Total	$26,175,000

Expenses associated with this offering to be paid by us, other than the underwriting discounts, are estimated to be approximately $9.6 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes of each series are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes of each series, but they are not obligated to do so and may discontinue market-making with respect to any series or notes at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of notes.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriting. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of one or more series of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us or our subsidiaries and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, certain of the underwriters or their respective affiliates are lenders and fulfill other administrative roles under our Credit Facilities. In addition, J.P. Morgan Securities LLC is acting as financial advisor to the Company in connection with the Acquisition.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us or our subsidiaries, certain of those underwriters or their respective affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Extended Settlement

We expect that the delivery of the notes will be made against payment therefor on or about April 10, 2025, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment hereto and thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

If applicable, pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been, and neither will be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B)(in the case of that trust) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an offer to the public or a solicitation to purchase or invest in any notes. No notes have been offered or will be offered to the public in Switzerland, except that offers of notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA; or

(b)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of notes shall require us or any bank to publish a prospectus pursuant to Article 35 FinSA. The notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the

Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor the accompanying prospectus nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or The Australian Securities Exchange.

South Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

Certain legal matters relating to the offering of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Latham & Watkins LLP will act as counsel to the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Paychex, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Alterna Capital Solutions LLC because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Paycor HCM, Inc. appearing in Paycor HCM Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Paychex, Inc.

Debt Securities

We may offer debt securities from time to time. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus and any risk factors described in any applicable prospectus supplement, as well as those risk factors in “Part I – Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the Securities and Exchange Commission, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus (as supplemented and amended) or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “outlook,” “will,” “guidance,” “projections,” “strategy,” “mission,” “anticipate,” “believe,” “can,” “could,” “design,” “look forward,” “may,” “possible,” “potential,” “should,” and other similar words or phrases. Forward-looking statements include, without limitation, all matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, and similar projections, and the pending acquisition of Paycor HCM, Inc. (“Paycor”).

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to known and unknown uncertainties, risks, changes in circumstances, and other factors that are difficult to predict, many of which are outside our control. Our actual performance and outcomes, including without limitation, our actual results and financial condition, may differ materially from those indicated in or suggested by the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;

•	software defects, undetected errors, and development delays for our solutions;

•	the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks and data loss and business interruptions;

•	the possibility of failure of our business continuity plan during a catastrophic event;

•	the failure of third-party service providers to perform their functions;

•	the possibility that we may be exposed to additional risks related to our co-employment relationship with our professional employer organization (“PEO”) business;

•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;

•	risks related to acquisitions and the integration of the businesses we acquire, including risks related to the acquisition and integration of Paycor;

•	our clients’ failure to reimburse us for payments made by us on their behalf;

•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;

•	our failure to comply with covenants in our debt agreements;

•	changes in governmental regulations, laws, and policies;

•	our ability to comply with U.S. and foreign laws and regulations;

•	our compliance with data privacy and artificial intelligence laws and regulations;

•	our failure to protect our intellectual property rights;

•	potential outcomes related to pending or future litigation matters;

•	the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;

•	volatility in the political and economic environment, including inflation and interest rate changes;

•	our ability to attract and retain qualified people; and

•	the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as other factors discussed in “Part I – Item 1A, Risk Factors” of the Annual Report on Form 10-K (“Form 10-K” incorporated herein by reference, and in our periodic filings with the Securities and Exchange Commission (the “SEC”), could cause our actual results to differ materially from our anticipated results. The information provided in this prospectus is based upon the facts and circumstances known as of the date of this report, and any forward-looking statements made by us in this prospectus speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of filing this prospectus with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

ABOUT THE COMPANY

We are an industry-leading human capital management (“HCM”) company delivering a full suite of technology and advisory services in human resources (“HR”), employee benefit solutions, insurance, and payroll processing for small- to medium-sized businesses and their employees across the U.S. and parts of Europe.

For any organization, a key function is effective HCM, which requires both resources and expertise. Organizations are faced with continuous evolution in employer-employee relations including: an increasing number and complexity of federal, state, and local regulations; changing workforce dynamics; and challenges attracting and retaining talent. The workplace is rapidly changing as employees increasingly become mobile, work remotely, and expect a user experience similar to consumer-oriented applications. We specialize in helping small- to medium-sized businesses who do not have the resources or expertise to adapt to the constantly evolving environment.

Paychex offers a full range of integrated HCM solutions from hire to retire for businesses and their employees that allows us to customize our offering to the client’s business, whether it is small or large, simple or complex. We believe that we have the breadth of solutions to cover the spectrum of the employee life cycle, but we also allow integrations with popular HR, accounting, point-of-sale, and productivity applications.

The key features of our solutions are:

•	Comprehensive cloud-based platform optimized to meet the HR and payroll needs of small- and medium-sized organizations;

•	Expertise in HR and payroll with our technology backed by approximately 250 compliance experts and over 650 HR business professionals;

•	Streamlined workforce management that combines technology with flexible, tech-enabled support options;

•	Modern, mobile, and intuitive user experience with self-service capabilities;

•	Scalable and customizable platform that allows clients the ability to add services as they grow;

•	Software as a service, or “SaaS”, delivery model that reduces total cost of ownership for our clients; and

•	Advanced data analytics and artificial intelligence capabilities powered by large data sets.

We market our solutions through a combination of direct and virtual sales forces and ecommerce solutions supported by various digital lead generation and multi-channel marketing initiatives. Over 50% of our revenues are from solutions other than payroll processing.

We were incorporated in Delaware in 1979. Our principal executive offices are located at 911 Panorama Trail South, Rochester, New York 14625-2396 and our principal website address is www.paychex.com. Information on or accessible through our website is not incorporated into this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should not purchase our securities unless you understand these investment risks. Before purchasing any our securities, you should consider carefully the information in this prospectus and carefully read the discussion under “Part I – Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended May 31, 2024, as such discussion may be amended or updated in other reports filed by us with the SEC, as well as the “Risk Factors” section in the applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.

We will issue the debt securities in one or more series under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”). The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following description of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture (including provisions made a part of the indenture by reference to the Trust Indenture Act), a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, any future supplemental indenture or similar document will also be filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Paychex, Inc. and not to any of its subsidiaries.

General

We may issue, from time to time, debt securities, in one or more series. Payment of the principal of, and premium, if any, and interest on, the debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

The indenture does not limit the amount of debt securities that we may issue. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold; provided that if the additional debt securities are not fungible with the debt securities of the series previously offered or sold for U.S. federal income tax purposes, the additional debt securities will have one or more separate CUSIP or other identifying numbers.

The indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us and will not contain any such additional covenants or other provisions unless set forth in the applicable prospectus supplement for a particular series of debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

Provisions of the Indenture

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	any limit on the aggregate principal amount of debt securities of such series;

•	whether initially issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices (including denomination) at which the debt securities will be issued;

•	the date or dates on which principal and premium, if any, is payable and the method of determination thereof;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the record date, if any;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•

our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities shall be redeemed or purchased pursuant to our rights or obligations;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal, premium, if any, or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of an Event of Default;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our consolidated properties and assets to, any person, and we shall not permit any other person to consolidate with or merge into us, unless:

•

we will be the continuing corporation or the successor corporation or the person formed by such consolidation or into which we are merged or to which all or substantially all of our consolidated properties and assets are transferred or leased is a person organized or formed under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes by supplemental indenture our obligations under the debt securities and the indenture;

•

immediately after giving effect to such transaction, no Event of Default or event, which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and opinion of counsel that such consolidation, merger, transfer or lease complies with the indenture.

Upon any such consolidation, merger, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the debt securities and the indenture, except in the case of any such lease.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our consolidated properties and assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the debt securities of any series, means any of the following:

•

failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•

failure to perform any other covenant in the indenture or the debt securities of such series for 90 days after written notice that performance was required, which notice must be sent by either the trustee or holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officer’s certificate or supplemental indenture under which we issue such series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default (other than an Event of Default relating to events of bankruptcy, insolvency or reorganization of us) involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding debt securities of each affected series may declare the entire principal amount of all the debt securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series (voting together as a single class) may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving such series, except in the case of an Event of Default regarding payment of principal, any premium or interest, in which case the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series shall vote to waive such Event of Default as a separate class.

If an Event of Default relating to events of bankruptcy, insolvency or reorganization of us occurs and is continuing, then the entire principal amount of all of the debt securities outstanding, and the interest accrued thereon, if any, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us with respect to an Event of Default. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	an Event of Default has occurred and is continuing and such holder has previously given to the trustee written notice of such continuing Event of Default;

•

the holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action in respect of such Event of Default;

•

the requesting holders have offered the trustee security and/or indemnity reasonably satisfactory to the trustee for losses, costs, expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our principal executive, principal financial or principal accounting officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will initially designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or to be called for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay (without consideration of any reinvestment of interest) when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the trustee, sufficient to pay (without consideration of any reinvestment of interest) when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel in writing signed by legal counsel who is reasonably acceptable to the trustee and who may be an employee of or counsel to the issuer to the effect that the beneficial owners of the relevant series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance, as applicable, and that legal defeasance or covenant defeasance, as applicable, will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modifications of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by another person of our obligations, as permitted by the indenture;

•	add covenants for the protection of the holders of debt securities of all or any series or to surrender any right or power conferred upon us;

•	add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	add one or more guarantees for the benefit of holders of the debt securities;

•	provide for the issuance of additional debt securities of any series pursuant to the indenture;

•	comply with the rules of any applicable securities depository;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•

supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect, as determined by us and evidenced by delivery of an officer’s certificate to the trustee;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•	add to, change or eliminate any of the provisions of the indenture as shall be necessary in accordance with any amendments to the Trust Indenture Act;

•

cure or correct any ambiguity, defect, omission or inconsistency in the indenture; provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect, as determined by us and evidenced by delivery of an officer’s certificate to the trustee;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•

add to, change or eliminate any other provision of the indenture; provided that such addition, change or elimination does not adversely affect the interests of the holders of debt securities of any series in any material respect as determined by us and evidenced by delivery of an officer’s certificate to the trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption or required repurchase of any debt security;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable on any debt security;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any accompanying prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The indenture contains limitations on the right of the trustee, should it become a creditor of us, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of all series of debt securities then outstanding, voting together as a single class, or, in the case of an Event of Default regarding payment of principal, any premium or interest, the holders of a majority in aggregate principal amount of each affected series of debt securities then outstanding voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and the trustee has received written notice thereof and such Event of Default has not be cured, the trustee must use the same degree of care as a prudent person would use under the circumstances in the conduct of their own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and/or indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any delayed delivery arrangements;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at market prices prevailing at the time of sale; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all securities of a series, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitations of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnifications by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities described in this prospectus will be passed upon for us by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Alterna Capital Solutions LLC because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically. We maintain an internet site at https://investor.paychex.com where information about us, including SEC filings, is also available free of charge. However, the information on, or accessible through, our internet site is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus. Reference to our internet site is made as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules (including Items 2.02 and 7.01 of Form 8-K):

1. Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on July 11, 2024;

2. The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended May 31, 2024 from our definitive proxy statement on Schedule 14A, filed with the SEC on August 30, 2024, for our 2024 annual meeting of stockholders;

3. Our Quarterly Reports on Form 10-Q for the quarter ended August 31, 2024, filed with the SEC October 1, 2024, for the quarter ended November 30, 2024, filed with the SEC December 19, 2024 and for the quarter ended February 28, 2025, filed with the SEC March 26, 2025; and

4. Our Current Reports on Form 8-K filed with the SEC on June  17, 2024, October  11, 2024, January  7, 2025 and February 27, 2025.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing to us at the following address:

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attn: Corporate Secretary

Telephone: (585) 385-6666

$4,200,000,000

PAYCHEX, INC.

$1,500,000,000 5.100% Notes due 2030

$1,500,000,000 5.350% Notes due 2032

$1,200,000,000 5.600% Notes due 2035

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	BofA Securities

PNC Capital Markets LLC	Wells Fargo Securities

Co-Managers

BMO Capital Markets	Truist Securities	Fifth Third Securities
KeyBanc Capital Markets	Mizuho	M&T Securities
TD Securities

April 8, 2025